Exhibit 99.1

AGCO Corporation	NEWS RELEASE
www.agcocorp.com

For Immediate Release	CONTACT:
Tuesday, October 30, 2007	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS THIRD QUARTER RESULTS
37% Sales Growth Produces Record Third Quarter Earnings
     DULUTH, GA — October 30, 2007 — AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, today reported net income of $0.80 per share for the third quarter of 2007. Adjusted net income, which excludes restructuring and other infrequent income, was $0.77 per share for the third quarter of 2007. These results compare to reported and adjusted net income of $0.06 per share and $0.07 per share, respectively, for the third quarter of 2006. Net sales for the third quarter of 2007 were $1.6 billion, an increase of approximately 36.6% compared to the same period in 2006.
     For the first nine months of 2007, net income was $1.73 per share compared to $0.69 per share for the same period in 2006. Adjusted net income, excluding restructuring and other infrequent income, was $1.70 per share for the first nine months of 2007 compared to adjusted net income, excluding restructuring and other infrequent expenses, of $0.70 per share for the first nine months of 2006. Net sales for the first nine months of 2007 increased approximately 22.5% to $4.7 billion.
     Martin Richenhagen, Chairman, President and Chief Executive Officer stated, “Robust global farm equipment markets drove strong sales growth and improved operating results in all four of our geographic segments for the third quarter. AGCO’s focus on profitable growth through product improvements and efficiency initiatives allowed us to capitalize on the improved market conditions. In the Europe/Africa/Middle East (EAME) region, significant growth in Fendt sales contributed to record third quarter EAME revenue and operating margins in excess of 10% for the second consecutive quarter. Strong performance by our Massey Ferguson and Valtra brands in the South American region produced sales growth of approximately 60% from the third quarter of 2006, excluding the impact of currency translation. Brazil’s improving market demand contributed to increases in our sales volumes and our South American operating income. We are pleased with our third quarter sales growth and the resulting 4% operating margin expansion compared to the same period last year.”
     “During the quarter we also made progress on our strategic initiatives, including major plant restructurings at our facilities in Marktoberdorf, Germany and Hesston, Kansas,” Mr. Richenhagen continued. “In the third quarter, the rearrangement at the Fendt plant in Germany was completed and approximately half of the re-design work at the Hesston plant was finished.
AGCO • CHALLENGER • FENDT • GLEANER • HESSTON • MASSEY FERGUSON • ROGATOR
SPRA-COUPE • SUNFLOWER • TERRAGATOR • VALTRA • WHITE PLANTERS

The plant improvements are intended to reduce manufacturing cycle time and enhance material flow and labor productivity, all of which are expected to lower product costs, overhead expenses and inventories. We also moved forward with our growth initiatives during the third quarter, closing on two investments. First, we completed the acquisition of a 50% interest in Laverda S.p.A. The Laverda joint venture strengthens the Company’s position in the European harvesting market. In addition, we completed the acquisition of Sfil Industria Agricola Fortaleza Limitada (“SFIL”), located in Brazil. The purchase of SFIL expands our product offering and leverages our strong distribution across South America. SFIL manufactures and distributes a line of farm implements including drills, planters, corn headers and front loaders.”
Third Quarter and Year-to-Date Results
     For the third quarter of 2007, net sales increased by approximately 36.6% to $1,613.0 million compared to $1,180.9 million for the third quarter of 2006. AGCO reported net income of $76.9 million, or $0.80 per share, for the third quarter of 2007 compared to reported net income of $5.4 million, or $0.06 per share, for the third quarter of 2006. Adjusted net income, excluding restructuring and other infrequent income, was $74.2 million, or $0.77 per share, for the third quarter of 2007 compared to $6.0 million, or $0.07 per share, for the third quarter of 2006.
     The governments of the United Kingdom and Germany enacted legislation during the third quarter of 2007 that lowered their respective corporate tax rates effective in early 2008. AGCO’s effective tax rate for the three and nine months ended September 30, 2007 reflect the impact of such legislative changes on the Company’s deferred tax balances, which was a benefit of approximately $7.4 million, or $0.08 per share.
     AGCO reported net sales of $4,657.0 million for the first nine months of 2007, an increase of approximately 22.5% as compared to $3,801.2 million in net sales for the first nine months of 2006. For the first nine months of 2007, AGCO reported net income of $165.2 million, or $1.73 per share. For the first nine months of 2006, AGCO reported net income of $63.6 million, or $0.69 per share. Adjusted net income, excluding restructuring and other infrequent income, was $162.7 million, or $1.70 per share, for the first nine months of 2007 compared to $64.3 million, or $0.70 per share, for the first nine months of 2006.
     Net sales increased approximately 27.5% and 15.1%, respectively, in the third quarter and first nine months of 2007 compared to the same periods in 2006, excluding the impact of currency translation of $106.9 million and $280.8 million, respectively. Higher commodity prices and improved industry conditions in Brazil contributed to strong sales growth in AGCO’s South American segment during the first nine months of 2007. AGCO’s EAME segment sales also increased during the first nine months of 2007 due to strong growth in France, Germany, Scandinavia, Eastern Europe, the United Kingdom and Finland. Higher forecasted farm income drove sales growth in North America, especially in high horsepower tractors, combines and hay equipment.
     Sales growth, improved product mix and cost control initiatives produced an increase in income from operations for the third quarter and first nine months of 2007. Adjusted income from operations increased approximately $74.8 million in the third quarter and adjusted operating margins improved to 6.7% compared to 2.8% for the third quarter of 2006. For the first nine months of

2007, adjusted income from operations increased by $104.7 million, compared to the same period in 2006. Unit production of tractors and combines for the third quarter of 2007 was approximately 29% above comparable 2006 levels.
     Third quarter income from operations in AGCO’s EAME region increased approximately $52.6 million and the operating margin expanded to 11.3%, an increase of approximately 4.2% compared to the third quarter of 2006. Increased sales volumes, currency translation, cost reduction initiatives, and a richer sales mix, which included more high-margin Fendt and parts sales, all contributed to the operating income growth. Strong demand for the new, technologically advanced, Fendt 900 series high horsepower tractors also contributed to the sales and margin improvements in the third quarter. For the first nine months of 2007, income from operations increased approximately $74.3 million compared to the same period in 2006.
     In the South American region, income from operations increased approximately $18.6 million in the third quarter of 2007 when compared to the same period in 2006. For the first nine months of 2007, income from operations increased approximately $48.6 million compared to 2006. AGCO experienced net sales growth in South America of approximately 60% and 47% for the third quarter and first nine months of 2007, respectively, compared to the same periods in 2006, excluding currency translation impacts of $30.0 million in the third quarter of 2007 and $55.1 million for the first nine months of 2007. Sales growth and focused cost management pushed operating margins to 10.8% for the first nine months of 2007, an increase of approximately 4% compared to the same period in 2006.
     AGCO’s North American income from operations improved approximately $8.6 million in the third quarter of 2007 compared to the same period in 2006 due to net sales growth and cost reductions. Improved market conditions and higher combine and hay equipment sales from new products contributed to North American sales growth of approximately 34% in the third quarter of 2007 compared to the same period last year. Operating results for the first nine months of 2007 were approximately $10.4 million lower when compared to the same period in 2006. Our North American results continue to be impacted by the negative impacts of currency movements on products sourced from Brazil and Europe, as well as higher engineering expenses.
     Income from operations in the Asia/Pacific region increased approximately $1.5 million in the third quarter of 2007 compared to the same period in 2006, and operating margins improved to 14.8%. Strengthening market demand and successful new product introductions contributed to third quarter sales and operating income growth. For the first nine months of 2007, operating income decreased approximately $0.9 million compared to the first nine months of 2006.
     Regional Market Results
     North America — Industry unit retail sales of tractors for the first nine months of 2007 increased approximately 1% over the comparable prior year period. Unit retail sales of tractors over 40 horsepower increased compared to the prior year, while industry sales of tractors under 40 horsepower declined during the first nine months of 2007. Industry unit retail sales of combines for the first nine months of 2007 increased approximately 11% from the prior year period. AGCO’s unit retail sales of tractors were lower in the first nine months of 2007, while sales of combines and hay equipment were higher compared to 2006.

     Europe — Industry unit retail sales of tractors for the first nine months of 2007 increased approximately 5% compared to the prior year period. Retail demand improved in Central and Eastern Europe, the United Kingdom, Scandinavia and France. AGCO’s unit retail sales of tractors for the first nine months of 2007 were also higher when compared to the prior year period.
     South America — Industry unit retail sales of tractors increased approximately 44% and industry unit retail sales of combines increased approximately 64% for the first nine months of 2007 compared to the prior year period. Unit retail sales of tractors and combines in the major market of Brazil increased approximately 51% and 126%, respectively, during the first nine months of 2007 compared to 2006. AGCO’s South American unit retail sales of tractors and combines also increased in the first nine months of 2007 compared to 2006.
     Rest of World Markets — Outside of North America, Europe and South America, AGCO’s net sales for the first nine months of 2007 were approximately 8% lower than 2006 due to lower sales in the Middle East.
     “The world’s growing population and the economic expansion in Asia are increasing the consumption of food and agricultural products,” stated Mr. Richenhagen. “Growing biofuel production is placing further demand on the world’s grain supply and supporting increases in commodity prices. Consequently, 2007 farm income is expected to be improved in many of the world’s major agricultural markets. Industry sales of farm equipment are responding favorably to the improving agricultural economics. In Brazil, higher crop prices are driving recovery in farm equipment sales to row crop farmers and demand from the sugar cane sector continues to be robust. Despite dry weather, higher crop prices have supported growing industry demand in Eastern and Central Europe. Western Europe is also experiencing higher demand with improved market conditions in the United Kingdom, Scandinavia and France. In North America, the strongest growth has been in the professional farming segment with increasing sales of high horsepower tractors, combines and hay equipment.”
     Outlook
     Consistent with year-to-date results, 2007 global farm equipment demand is forecasted to be improved compared to 2006 due to higher commodity prices and increased farm income. As a result of the favorable industry demand, AGCO’s full year net sales are expected to grow approximately 20% compared to 2006, driven primarily by stronger market conditions in South America, growth in Europe and favorable currency impacts. For the full year, AGCO is forecasting earnings per share to range from $2.10 to $2.20. Results in the fourth quarter are also expected to include spending on strategic investments, including increased engineering expenses, plant restructurings, system initiatives, new market development and distribution expenditures. Earnings growth and a focus on working capital reduction for the remainder of the year are expected to produce strong cash flow.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, October 30, 2007. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Media” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements which are not historical facts, including projections of industry demand, productivity, net income, net sales, earnings per share, spending on strategic initiatives and cash flow, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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     About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,200 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The company is headquartered in Duluth, Georgia and, in 2006, had net sales of $5.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$166.8	$401.1
Accounts and notes receivable, net	739.6	677.1
Inventories, net	1,333.7	1,064.9
Deferred tax assets	36.4	36.8
Other current assets	166.2	129.1

Total current assets	2,442.7	2,309.0
Property, plant and equipment, net	702.9	643.9
Investment in affiliates	277.3	191.6
Deferred tax assets	81.6	105.5
Other assets	74.0	64.5
Intangible assets, net	207.4	207.9
Goodwill	656.7	592.1

Total assets	$4,442.6	$4,114.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$1.0	$6.3
Convertible senior subordinated notes	201.3	201.3
Accounts payable	709.1	706.9
Accrued expenses	703.3	629.7
Other current liabilities	54.4	79.4

Total current liabilities	1,669.1	1,623.6
Long-term debt, less current portion	489.0	577.4
Pensions and postretirement health care benefits	259.8	268.1
Deferred tax liabilities	121.8	114.9
Other noncurrent liabilities	49.3	36.9

Total liabilities	2,589.0	2,620.9

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	927.2	908.9
Retained earnings	939.3	774.1
Accumulated other comprehensive loss	(13.8)	(190.3)

Total stockholders’ equity	1,853.6	1,493.6

Total liabilities and stockholders’ equity	$4,442.6	$4,114.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2007	2006
Net sales	$1,613.0	$1,180.9
Cost of goods sold	1,305.4	976.6

Gross profit	307.6	204.3

Selling, general and administrative expenses	156.6	135.0
Engineering expenses	38.6	31.9
Restructuring and other infrequent (income) expenses	(2.5)	0.9
Amortization of intangibles	4.5	4.3

Income from operations	110.4	32.2

Interest expense, net	3.4	13.3
Other expense, net	10.5	7.6

Income before income taxes and equity in net earnings of affiliates	96.5	11.3

Income tax provision	26.7	13.9

Income (loss) before equity in net earnings of affiliates	69.8	(2.6)

Equity in net earnings of affiliates	7.1	8.0

Net income	$76.9	$5.4

Net income per common share:

Basic	$0.84	$0.06

Diluted	$0.80	$0.06

Weighted average number of common and common equivalent shares outstanding:
Basic	91.6	91.0

Diluted	96.4	92.0

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2007	2006

Net sales	$4,657.0	$3,801.2
Cost of goods sold	3,833.0	3,139.3

Gross profit	824.0	661.9

Selling, general and administrative expenses	438.2	394.1
Engineering expenses	108.3	95.5
Restructuring and other infrequent (income) expenses	(2.2)	1.0
Amortization of intangibles	13.1	12.6

Income from operations	266.6	158.7

Interest expense, net	17.6	41.2
Other expense, net	28.6	24.4

Income before income taxes and equity in net earnings of affiliates	220.4	93.1

Income tax provision	75.6	48.6

Income before equity in net earnings of affiliates	144.8	44.5

Equity in net earnings of affiliates	20.4	19.1

Net income	$165.2	$63.6

Net income per common share:

Basic	$1.81	$0.70

Diluted	$1.73	$0.69

Weighted average number of common and common equivalent shares outstanding:
Basic	91.4	90.8

Diluted	95.7	91.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$165.2	$63.6

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	82.0	71.5
Deferred debt issuance cost amortization	3.7	3.2
Amortization of intangibles	13.1	12.6
Stock compensation	10.4	4.5
Equity in net earnings of affiliates, net of cash received	(3.3)	(9.4)
Deferred income tax provision	5.9	6.8
(Gain) loss on sale of property, plant and equipment	(3.1)	0.1
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(16.4)	105.8
Inventories, net	(193.6)	(154.5)
Other current and noncurrent assets	(27.5)	(13.3)
Accounts payable	(48.1)	(53.6)
Accrued expenses	40.2	17.2
Other current and noncurrent liabilities	3.7	(0.8)

Total adjustments	(133.0)	(9.9)

Net cash provided by operating activities	32.2	53.7

Cash flows from investing activities:
Purchase of property, plant and equipment	(83.6)	(80.7)
Purchase of business, net of cash acquired	(17.8)	—
Proceeds from sales of property, plant and equipment	5.2	1.3
Investments in unconsolidated affiliates	(66.7)	(2.8)
Other	(2.7)	—

Net cash used in investing activities	(165.6)	(82.2)

Cash flows from financing activities:
Repayments of debt obligations, net	(116.4)	(48.3)
Proceeds from issuance of common stock	7.9	8.0
Payment of debt issuance costs	(0.2)	—

Net cash used in financing activities	(108.7)	(40.3)

Effect of exchange rate changes on cash and cash equivalents	7.8	14.7

Decrease in cash and cash equivalents	(234.3)	(54.1)
Cash and cash equivalents, beginning of period	401.1	220.6

Cash and cash equivalents, end of period	$166.8	$166.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited and in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the third quarter and first nine months of 2007, the Company recorded approximately $7.0 million and $10.6 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). During the third quarter and first nine months of 2006, the Company recorded approximately $1.4 million and $4.6 million, respectively, of stock compensation expense in accordance with SFAS No. 123R. The stock compensation expense was recorded as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Cost of goods sold	$0.3	$0.1	$0.4	$0.1
Selling, general and administrative expenses	6.7	1.3	10.2	4.5

Total stock compensation expense	$7.0	$1.4	$10.6	$4.6

2. RECENT JOINT VENTURE AND ACQUISITION
     On September 28, 2007, the Company acquired 50% of Laverda S.p.A. (“Laverda”), an operating joint venture between the Company and the Italian ARGO group, for approximately €46.0 million (or approximately $65.6 million). Laverda is located in Breganze, Italy and manufactures harvesting equipment. In addition to producing Laverda branded combines, the Breganze factory has been manufacturing mid-range combine harvesters for AGCO’s Massey Ferguson, Fendt and Challenger brands for distribution in Europe, Africa and the Middle East since 2004. The joint venture also includes Laverda’s ownership in Fella-Werke GMBH (“Fella”), a German manufacturer of grass and hay machinery, and its 50% stake in Gallignani S.p.A. (“Gallignani”), an Italian manufacturer of balers. The addition of the Fella and Gallignani product lines enables the Company to provide a comprehensive harvesting offering to its customers. The investment was financed with available cash on hand. The Company has accounted for the operating joint venture in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”
     On September 10, 2007, the Company acquired Industria Agricola Fortaleza Limitada (“SFIL”), a privately owned Brazilian company, for approximately R$38.0 million, (or approximately $20.0 million). SFIL is located in Ibirubá, Brazil and manufactures and distributes a line of farm implements including drills, planters, corn headers and front loaders. The acquisition was financed with available cash on hand. The SFIL acquisition has been accounted for in accordance with SFAS No. 141, “Business Combinations,” and accordingly, the Company allocated the purchase price to the assets acquired and the liabilities assumed based on a preliminary estimate of their fair values as of the acquisition date. The results of operations for the SFIL acquisition have been included in the Company’s results of operations and balance sheet as of and from the date of acquisition.
3. RESTRUCTURING AND OTHER INFREQUENT (INCOME) EXPENSES
     During the first nine months of 2007, the Company recorded restructuring and other infrequent income of approximately $2.2 million. The Company sold a portion of the buildings, land and improvements associated with its Randers, Denmark facility in June 2007, and received cash proceeds of approximately $4.4 million in September 2007. A gain of approximately $3.0 million was recorded related to the sale in the third quarter of 2007. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.
     During the first nine months of 2006, the Company recorded restructuring and other infrequent expenses of approximately $1.0 million. These charges primarily related to severance costs associated with the Company’s rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany, as well as the rationalization of certain Valtra European sales offices located in Denmark, Norway, Germany and the United Kingdom.
4. INDEBTEDNESS
     Indebtedness consisted of the following at September 30, 2007 and December 31, 2006:

	September 30,	December 31,
	2007	2006
Credit facility	$—	$111.4
6 7/8% Senior subordinated notes due 2014	285.3	264.0
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	201.3
Other long-term debt	3.4	7.0

	691.3	785.0
Less: Current portion of long-term debt	(1.0)	(6.3)
1 3/4% Convertible senior subordinated notes due 2033	(201.3)	(201.3)

Total indebtedness, less current portion	$489.0	$577.4

5. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at September 30, 2007 and December 31, 2006 were as follows:

	September 30,	December 31,
	2007	2006
Finished goods	$589.6	$468.7
Repair and replacement parts	351.9	331.9
Work in process	106.1	59.8
Raw materials	286.1	204.5

Inventories, net	$1,333.7	$1,064.9

6. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either through a wholly-owned special purpose U.S. subsidiary under its United States and Canadian securitization facilities or a qualifying special purpose entity in the United Kingdom under its European securitization facility. Outstanding funding under these facilities totaled approximately $433.5 million at September 30, 2007 and $429.6 million at December 31, 2006. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $8.7 million and

$6.5 million for the three months ended September 30, 2007 and 2006, respectively, and $25.5 million and $20.3 million for the nine months ended September 30, 2007 and 2006, respectively.
     The Company transfers, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company continues to service the receivables. As of September 30, 2007, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. was approximately $90.0 million compared to approximately $124.1 million as of December 31, 2006.
7. EARNINGS PER SHARE
     The Company’s $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes and its $201.3 million aggregate principal amount of 1 1/4% convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock for the excess conversion value using the treasury stock method. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and nine months ended September 30, 2007 and 2006 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Basic net income per share:
Net income	$76.9	$5.4	$165.2	$63.6

Weighted average number of common shares outstanding	91.6	91.0	91.4	90.8

Basic net income per share	$0.84	$0.06	$1.81	$0.70

Diluted net income per share:
Net income	$76.9	$5.4	$165.2	$63.6

Weighted average number of common shares outstanding	91.6	91.0	91.4	90.8
Dilutive stock options and restricted stock awards	0.1	0.2	0.2	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	4.7	0.8	4.1	0.4

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	96.4	92.0	95.7	91.5

Diluted net income per share	$0.80	$0.06	$1.73	$0.69

8. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses, and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and nine months ended September 30, 2007 and 2006 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
September 30,	America	America	Middle East	Pacific	Consolidated

2007
Net sales	$349.0	$300.1	$913.3	$50.6	$1,613.0
(Loss) income from operations	(10.7)	30.8	103.5	7.5	131.1

2006
Net sales	$259.5	$169.0	$709.0	$43.4	$1,180.9
(Loss) income from operations	(19.3)	12.2	50.9	6.0	49.8

Nine Months Ended	North	South	Europe/Africa/	Asia/
September 30,	America	America	Middle East	Pacific	Consolidated

2007
Net sales	$1,017.9	$747.2	$2,766.5	$125.4	$4,657.0
(Loss) income from operations	(32.8)	80.9	262.8	12.4	323.3

2006
Net sales	$923.5	$470.8	$2,295.2	$111.7	$3,801.2
(Loss) income from operations	(22.4)	32.3	188.5	13.3	211.7
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Segment income from operations	$131.1	$49.8	$323.3	$211.7
Corporate expenses	(12.0)	(11.1)	(35.6)	(34.9)
Stock compensation expense	(6.7)	(1.3)	(10.2)	(4.5)
Restructuring and other infrequent income (expenses)	2.5	(0.9)	2.2	(1.0)
Amortization of intangibles	(4.5)	(4.3)	(13.1)	(12.6)

Consolidated income from operations	$110.4	$32.2	$266.6	$158.7

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended September 30, 2007 and 2006:

	Three months ended September 30,
	2007			2006
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)

As adjusted	$107.9	$74.2	$0.77	$33.1	$6.0	$0.07
Restructuring and other infrequent (income) expenses (2)	(2.5)	(2.7)	(0.03)	0.9	0.6	0.01

As reported	$110.4	$76.9	$0.80	$32.2	$5.4	$0.06

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded in the third quarter of 2007 relates to the gain on the sale of buildings, land and improvements associated with the Company’s Randers, Denmark facility. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany. The restructuring and other infrequent expenses recorded in the third quarter of 2006 relate primarily to severance costs association with the rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the nine months ended September 30, 2007 and 2006:

	Nine months ended September 30,
	2007			2006
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)

As adjusted	$264.4	$162.7	$1.70	$159.7	$64.3	$0.70
Restructuring and other infrequent (income) expenses (2)	(2.2)	(2.5)	(0.03)	1.0	0.7	0.01

As reported	$266.6	$165.2	$1.73	$158.7	$63.6	$0.69

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded in the first nine months of 2007 relates to the gain on the sale of buildings, land and improvements associated with the Company’s Randers, Denmark facility. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany. The restructuring and other infrequent expenses recorded in the first nine months of 2006 related primarily to severance costs associated with the rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany as well as with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway, Germany and the United Kingdom.